Exhibit 10.3
SALES CONTRACT
CONTRACT NO.: 20080510-1

THE SELLER: Mengzhou Tailijie Co., Ltd.
Legal Address:

THE BUYER: Niusule Biotech Corp.
Legal Address:

Name	Specification	Unit	Unit Price	Quantity	Amount
Polydextrose (Soluble Dietary Fiber)	≥ 90%	Kg	2.60 dollars	1000	2,600 dollars
Total Amount (Say): two thousand and six hundred
Terms of the contract:
1.	Standards of quality: The seller should subject to the related national food quality standards strictly, and guarantee the products conform to the Quality Inspection Report provided by the buyer.
2.	Delivery Time: Delivery within 24 hours upon receipt of the remittance.
3.	Delivery Place:
4.	Transportation Means: Party B is responsible for the delivery of goods, and bear the freight of goods and other fees occur in the transportation.
5.	Packing Standard: 25 kg/bag, white paper with plastic film outside and PE bag inside
6.	Consignee:
7.	Method of Payment: Delivery against payment.
Inspection Clause: The buyer shall inspect the goods according to specifications and qualification standards. The seller shall be responsible for any products which are inconsistent with qualification standards, Buyer has the right to reject such Products. In case the products being exposed to moisture or deteriorate in transit, the seller shall be responsible for quit and change products.
8.
Default: The Contract shall be served in copies, each party holding copies. This Contract take effect from the date of its execution by parties. (Facsimile is acceptable.) Any disputes arising in connection with this Contract should be amicably by the Parties through consultation. In case no settlement can be reached, either party can institute legal proceedings in the People’s courts.

THE SELLER: Mengzhou Tailijie Co., Ltd.

THE BUYER: Niusule Biotech Corp.